SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

                     THE SECURITIES AND EXCHANGE ACT OF 1934

               Date of report (date of earliest event reported):
                                 AUGUST 14, 1997


                           EARTH SEARCH SCIENCES, INC.
             (Exact name of registrant as specified in its charter)


      State of Utah                   0-19566                  87-0437723
(State of Incorporation)            (Commission             (I.R.S. Employer
                                      File No.)             Identification No.)



502 North 3rd Street, Suite #8, McCall, Idaho                   83638
  (Address of principal executive offices)                    (Zip code)


               Registrant's telephone number, including area code:
                                 (208) 634-7080


                                    No Change
         (Former Name or Former Address, if changed since last report)

Item 5.  OTHER EVENTS.

On August 8, 1997, the Registrant ("ESSI") entered into a letter agreement (the "Letter of Intent") with Noranda Mining and Exploration Inc. ("NME") outlining the nonbinding intention of the parties to enter into formal agreements implementing a strategic alliance between Noranda Inc. and its mining affiliates (including Falconbridge Limited and its affiliates) (collectively the "Noranda Group") relating to the use of the ESSI's hyperspectral technology and related processing technology (the "Technology") for activities associated with the exploration and development of commercial mining properties.

Under the terms of the Letter of Intent, Earth Search Sciences and its affiliates will execute a license agreement (the "License") in favor of the Noranda Group providing the Noranda Group with an exclusive license to use the Technology anywhere in the world for activities associated with the exploration and development of properties for commercial mining purposes. ESSI will retain all rights to the Technology for all other purposes, and is free to use its Technology on properties it already owns, including the Kazakstan properties, or properties it acquires in the future without the use of the Technology.

The Letter of Intent provides for the License to have an initial term of 3 years and is renewable for an additional 3 year period. Under the terms of and during the term of the License, the Noranda Group will agree to use the Technology exclusively in lieu of any competing technologies involving airborne hyperspectral imaging for mineral exploration. ESSI will provide the Noranda Group with a minimum amount of services annually that include overflights using the Technology on an as-needed basis at preferred rates.

ESSI will retain certain rights to participate in projects discovered using the Technology on properties that are acquired by the Noranda Group as a result of using the Technology.

Upon closing of the formal agreements, one or more members of the Noranda Group will subscribe for a private placement of validly issued preferred shares of ESSI in the aggregate amount of US$ 1,000,000. The preferred stock is convertible into ESSI common stock at a mutually agreed upon conversion ratio. Each share of preferred stock carries a warrant to purchase additional common stock of ESSI at an agreed upon price for a period of 3 years. The preferred stock does not bear any dividend rights. Noranda Group has the option to request the redemption of the preferred stock in the event ESSI has not registered the common stock underlying the preferred stock and the common stock has not traded above a certain level for a period of 90 consecutive days following the registration of the underlying common stock. ESSI may redeem the preferred stock at any time at par value.

The Noranda Group has prepaid US$ 500,000 of the private placement subscription which was secured by a promissory note executed by ESSI. The prepayment may be credited against the private placement on formal closing of the agreements. In the event that the formal closing does not occur, the note shall be repayable on October 8, 1997 or may be convertible into ESSI stock at the option of the Noranda Group.

The parties will endeavor to execute final agreements implementing this transaction by August 29, 1997.

                                    SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

                                         EARTH SEARCH SCIENCES, INC.

                                         /s/ Larry F. Vance
                                         Chairman and Director

August 14, 1997